DENVER INVESTMENTS

CODE OF ETHICS

Amended Effective June 1, 2013

CODE OF ETHICS

DENVER INVESTMENTS CODE OF ETHICS

Overview

This Code of Ethics (“Code”) has been adopted by Denver Investment Advisors LLC (“Denver Investments”) and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”).

This Code establishes rules of conduct for all employees of Denver Investments and is designed to, among other things, govern personal securities trading activities in the accounts of employees. The Code is based upon the principle that Denver Investments and its employees owe a fiduciary duty to Denver Investments’ clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

Pursuant to Section 206 of the Advisers Act, both Denver Investments and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct.

Denver Investments and its employees are subject to the following specific fiduciary obligations when dealing with clients:

•	The duty to have a reasonable, independent basis for the investment advice provided;
•	The duty to obtain best execution for a client’s transactions where the Firm is in a position to direct brokerage transactions for the client;
•	The duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs and circumstances; and
•	A duty to be loyal to clients.

In meeting its fiduciary responsibilities to its clients, Denver Investments expects every employee to demonstrate the highest standards of ethical conduct by complying with the provisions and spirit of the Code. Employees are urged to seek the advice of the Chief Compliance Officer (“CCO”) for any questions about the Code or the application of the Code to their individual circumstances. Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment with Denver Investments.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees of Denver Investments in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with the CCO. The CCO may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised.

Certification

Initial Certification. All Access Persons will be provided with a copy of the Code and must initially certify in writing to Compliance that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all account holdings as required by the Code within 10 calendar days of employment. This certification is indicated on the Acknowledgment form.

Acknowledgement of Amendments. All Access Persons shall receive any amendments to the Code and must certify to Compliance in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.

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Annual Certification. All Access Persons must annually certify in writing to Compliance that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and (iii) submitted all holdings, transaction reports, and gift reports as required by the Code.

Definitions

For the purposes of this Code, the following definitions shall apply:
•
“Access Person” means all members, officers and employees (including interns) of Denver Investments and any consultants who are considered to have access to information regarding any clients’ portfolio holdings and/or transaction activity.

•
“Account” means accounts of any employee and includes accounts of the employee’s immediate family members (any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest (see definition below), such as trusts and custodial accounts or other accounts in which the employee has a beneficial interest or exercises investment discretion.

•
“Beneficial Ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations hereunder.

Thus, for example, you should be aware that the term "Beneficial Ownership" encompasses securities held in an “Account” in which you share a pecuniary interest (that is, the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in a Covered Security). The CCO may, on a case‑by‑case basis, exempt certain accounts and transactions from any provision of the Code of Ethics (except for initial public offerings, private or limited offerings, or any of the reporting requirements), if, in his view, application of the Code of Ethics is not necessary or appropriate.

•
“Covered Security” means any security as defined in Section 202(a)(18) of the Advisers Act, which generally includes all securities, whether publicly or privately traded, including derivative securities, except that it does not include: (i) Transactions and holdings in direct obligations of the Government of the United States; (ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Transactions and holdings in shares of other types of open-end registered mutual funds (see “Reportable Securities” below), and (v) Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds.

•
“Managed Accounts,” means accounts for members, officers or employees, or their family members, that are managed by Denver Investments or other investment advisers in a discretionary capacity are not covered by the Code of Ethics so long as such person has no direct or indirect influence or control over the account. The employment relationship between the account holder and the individual managing the account, in the absence of other facts indicating control, will not be deemed to give such account holder influence or control over the account.

The provisions of the Code of Ethics shall not apply to “Managed Accounts.” Access Persons relying upon this provision will be required to note on the Account Information Detail form that they do not exercise any direct or indirect influence or control over the account as well as complete a Certification of Non-Influence and Non-Control over Beneficially Owned Accounts form.
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•	“Reportable Security” means a security that is subject to the reporting obligations of the Code regardless of whether it is exempt from pre-clearance requirements.

The following securities are exempt from some of the trading prohibitions and pre-clearance requirements, but are nevertheless subject to the reporting obligations, of this Code:
o	shares of Affiliated Funds for which Denver Investments is investment Adviser or sub-adviser;
o
the acquisition of securities through a pre-approved automatic investment plan, stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin‑offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of such securities; and

o	the acquisition of securities through the exercise of rights issued by an issuer pro rata to all holders of a class of securities, to the extent the rights were acquired in the issue.

The following securities are subject to the short-term trade rule but not all pre-clearance requirements. Transactions in these securities are nevertheless considered reportable:
o	direct obligations of a foreign government for which a liquid market exists;
o	index securities or any derivative on any index of securities; and
o	Exchange Traded Funds.

Please note that investments in the Westcore Funds through Denver Investments retirement plan are considered reported to Compliance without any action from the employee.

Personal Securities Transactions

General Policy

Denver Investments has adopted the following principles governing personal investment activities by Denver Investments' Access Persons:
•
The interests of client accounts will at all times be placed first. The Code of Ethics require Access Persons to at all times place the interests of Clients first and to conduct all personal trading consistently with the Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest. Accordingly, any Access Person contemplating a personal investment that has not been made or considered for Client accounts for which the Access Person has investment responsibility is reminded to evaluate the appropriateness or inappropriateness of the investment for those accounts.

•	All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility.
•
Using knowledge of portfolio transactions made or contemplated for Clients to profit by the market effect of such transactions, including knowledge of possible IPO investments by Affiliated Funds is prohibited.

•	No Access Persons may participate in hedge funds or similar investment groups except as a passive investor.
•	Individuals may not use derivatives to take positions in securities which the Code would prohibit if the positions were taken directly.
•
Access Persons must obtain pre-clearance prior to engaging in any personal transaction in Covered Securities. Pre-cleared transactions not executed on the day of their authorization must be pre-cleared again before execution. Open orders, including stop loss orders, will not be allowed.

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•	Investment in Westcore Funds is encouraged by employees, subject to the provision of this Code of Ethics.
•	Persons who violate any prohibition may be required to disgorge any profits realized on such trades to a charitable organization, as the CCO, in his sole discretion, shall determine.

Participation in IPOs and Corporate Actions

Any Access Person subject to this Code is prohibited from purchasing, in an initial public offering, Covered Securities for which no public market in the same or similar securities of that issuer has previously existed. No securities may be purchased in an offering that constitutes a "new issue" as defined in the rules of the FINRA, (formerly NASD). Such securities may be purchased, however, where the individual has an existing right to purchase the security based on his or her status as an investor, policyholder or depositor of the issuer and the Access Person has obtained pre-clearance for the transaction in accordance with this Code. In addition, securities issued in reorganizations are also outside the scope of this prohibition if the transaction involves no investment decision on the part of the employee except in connection with a shareholder vote.

Pre-Clearance Required for Private or Limited Offerings

No Access Person shall acquire Beneficial Ownership of any securities in a limited offering or private placement without the prior written approval of the CCO who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Access Person’s activities on behalf of a client) and, if approved, will be subject to monitoring for possible future conflicts.

Any Access Person who has obtained approval to purchase a restricted security and who has purchased and continues to maintain the security in reliance upon such approval must disclose the investment to appropriate personnel in any instance in which the Access Person is involved in consideration by a client of an investment in the issuer of the security. In any such instance, the decision of a Client to purchase an investment in the issuer of the security must be reviewed by Compliance personnel, preferably the CCO.

Special Pre-clearance

Special Pre-clearance may be obtained from Compliance personnel for an investment by an Access Person that would otherwise be prohibited by the Code. To obtain special pre-clearance, an Access Person must submit a Request for Special Pre-Clearance form. Compliance, preferably the CCO, may provide specific pre-clearance if it is determined that the particular circumstances of the person's proposed trade make it unlikely that the trade would disadvantage any Client.

Exempted Trades

Employees will be allowed to make trades which would otherwise be subject to the pre-clearance requirements as follows:
•	A de minimus trade for any security in which the issuer has a market capitalization of equal to or greater than $10 billion.
•	A trade for an Exchange Traded Fund.

Exempted trades will not be subject to the seven day pre-clearance provisions of the Code of Ethics. Exempted trades will still be subject to the sixty day short-term trading rule and initial public offerings, limited private offerings and restricted security pre-clearance. Furthermore, employees should also note that the de minimus rule does not exempt employees from violations of the insider trading rules. Employee trades will be monitored to ensure that a pattern of trading with client accounts is not present.

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Short-Term Trading

No Access Person shall sell securities (Covered Securities) and Index/ETF securities of which such person has Beneficial Ownership within sixty (60) calendar days of the securities’ purchase. An exception exists for derivative transactions that have an expiration date less than 60 days at the time of purchase. Any prohibited short-term profits are subject to disgorgement as the CCO shall determine. In addition, the CCO will periodically review Affiliated Funds transactions for short-term trading activity and reserves the right to require an Access Person to disgorge profit, with the profit to be paid to the appropriate Affiliated Fund.

Any Access Person is prohibited from engaging in short sales of securities (Covered Securities) that such person knows are held by or being considered for sale by any Client. Short positions may not be closed out within sixty (60) days of the initial short sale, except for derivative transactions that have an expiration date less than 60 days at the time of purchase.

Investments in Affiliate Funds or Sub-advised by Denver Investments

Investment Companies may have greater volatility, therefore, investments in such funds will be monitored for the following:

•	Denver Investments employee trades will be monitored for possible trading in anticipation of IPO’s acquired by the funds and short-term trading within 90 days with proprietary information.
•	Employees that benefit from short-term trading of Affiliated Funds may be required to disgorge inappropriately gained profits or may have their trades cancelled and monies returned to them.

A portfolio manager who wishes to make redemptions from a fund that he/she manages which are greater than $250,000 or 1% of the fund’s net asset value, whichever is less, in any 90 day period must seek and receive the approval of the CCO prior to making such redemptions and document such on an ETS special pre-clearance.

Reporting Procedures

Pre-clearance: An Access Person may, directly or indirectly, acquire or dispose of Beneficial Ownership of a Covered Security and ETF only if: (i) such purchase or sale has been approved by the Employee Trading System (“ ETS”) or a supervisory person designated by Denver Investments; (ii) the approved transaction is completed by the close of business on the same trading day approval is received.

Pre-clearance must be obtained by submitting the request through the ETS. In the case of debt securities, approval must initially be received by a manager in Fixed Income who communicates the approval to Compliance. The CCO monitors all transactions by all Access Persons in order to ascertain any pattern of conduct which may evidence conflicts or potential conflicts with the principles and objectives of this Code, including a pattern of front running.

No Access Person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any beneficial interest within seven (7) calendar days after any client trades in that security. Client transactions of 500 shares or less will be excluded from the definition of a security being purchased or sold. If a securities transaction is executed by a client within seven (7) calendar days after an Access Person executed a transaction in the same security, the CCO reserves the right to require the employee to reverse the trade and disgorge any profits.
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Advance trade clearance in no way waives or absolves any Access Person of the obligation to abide by the provisions, principles and objectives of this Code.

Certain types of transactions are exempt from pre-clearance but not from reporting requirements such as investments in Affiliate Funds advised or sub-advised by Denver Investments. See page 4 for further information.

Reporting Requirements

Duplicate Account Information and Notification. Access Persons must arrange for their brokers, investment advisers, trustees or custodians to provide, on a timely basis, to Compliance duplicate account statements and confirmation of all transactions in Covered Securities for all accounts in which they have a Beneficial Interest. Access Persons must also notify Compliance of each such account, indicating the name of the brokerage firm, the name under which the account is carried and the date the account was established. An Account Information form should be completed for this purpose. Duplicate account information will be organized and filed by Compliance and exceptions will be reviewed by Compliance to determine that no trades violate the Code of Ethics and that there is no pattern of trading that suggests a potential violation.

Quarterly Acknowledgments and Verifications. Access Persons must, no later than 30 days after the end of a calendar quarter, verify all open accounts and all security transactions for the quarter unless such information has already been provided to the Company by supplying brokerage confirms for all transactions in Covered Securities and Affiliated Funds. Access Persons must verify even if they have no accounts or transactions during the quarter.

Initial and Annual Holdings Reports. Each Access Person must, within 10 calendar days of commencement of services and at least annually thereafter, submit a holdings report which usually consists of investment statements. The report includes all Covered and Reportable Securities: the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership; the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and the date the Access Person submits the report. The holdings information must be current as of a date no more than 45 days prior to the reporting date. An Access Person satisfies the annual holdings report for brokerage accounts by arranging for duplicate statements to be sent to the Company.

It is each Access Person’s responsibility to provide the Company with duplicate confirmations and statements if the Company has not received them directly from the brokerage firm. The Compliance Committee may request Access Persons to provide confirmations and/or statements regardless of whether their broker has been instructed to provide such reports. This is to allow Compliance, for example, to check that all applicable confirmations are being received or to supplement the requested confirmations where a broker is difficult to work with or otherwise fails to provide duplicate confirmations on a timely basis. Such reports will be requested if the confirmations do not provide adequate information.

Corporate Automatic Investment Plans. To exempt pre-set Corporate Automatic Investment purchases from the pre-clearance requirements, Access Persons must submit the Corporate Automatic Investment Plans form prior to the establishment of such a plan or upon a change to the pre-set amount or frequency.

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Prohibited Brokerage Arrangements

No Access Person may place his or her personal securities transactions through a Denver Investments trading desk employee or through an individual broker that does business with Denver Investments without written permission from the CCO. The CCO may, from time to time, grant exceptions from this prohibition when particular circumstances make it unlikely that such trading activity would disadvantage Clients. Employees should submit a Request for Special Pre-clearance form with details of the arrangement for Compliance Committee member approval.

Monitoring and Review of Personal Securities Transactions

The CCO or a designee will monitor and review all reports required under the Code for compliance with Denver Investments’ policies and procedures, not only with the letter but also with the spirit of the Code regarding personal securities transactions and applicable SEC rules and regulations. Access Persons are required to cooperate with such inquiries and any monitoring or review procedures employed by Denver Investments.

Prohibition Against Insider Trading

Introduction

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose Access Persons and Denver Investments to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring you from the securities industry. Finally, Access Persons and Denver Investments may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in this Code apply to securities trading and information handling by Access Persons of Denver Investments.

The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify the CCO immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

General Policy

No Access Person may trade, either personally or on behalf of others (such as funds and private accounts managed by Denver Investments), while in the possession of material, nonpublic information, nor may any personnel of Denver Investments communicate material, nonpublic information to others in violation of the law.

1.	What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the CCO.

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Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material.

You should also be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to Denver Investments' securities recommendations and client securities holdings and transactions.

2.	What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

3.	Identifying Inside Information

Before executing any trade for yourself or others, including investment funds or private accounts managed by Denver Investments (“Client Accounts”), you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

•	Report the information and proposed trade immediately to the CCO.
•	Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by the firm.
•	Do not communicate the information inside or outside the firm, other than to the CCO.
•	After Compliance personnel, typically the CCO, has reviewed the issue, the firm will determine whether the information is material and nonpublic and, if so, what action the firm will take.

You should consult with the CCO before taking any action. This degree of caution will protect you, our clients, and the firm.

4.	Contacts with Public Companies

Contacts with public companies may represent an important part of our research efforts. The firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, an Access Person of Denver Investments or other person subject to this Code becomes aware of material, nonpublic information. To protect yourself, your clients and the firm, you should contact the CCO immediately if you believe that you may have received material, nonpublic information.

5.	Communications with Outside Directors and Trustees of Investment Companies Advised or Sub-Advised by Denver Investments

As a regular business practice, Denver Investments attempts to keep the Trustees and Directors of its investment company clients informed with respect to its investment activities through reports and other information provided to them in connection with board meetings and other events. In addition, personnel are encouraged to respond to inquiries from Trustees and Directors, particularly as they relate to general strategy considerations or economic or market conditions affecting the funds. However, it is Denver Investments' policy not to communicate specific trading information on trading activity within the last 15 days or securities currently being considered for trading activity to the Trustees/ Directors unless it has been approved by Compliance personnel, preferably the CCO.

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6.	Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offer or the target company or anyone acting on behalf of either. Access Persons of Denver Investments and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

7.	Restricted/Watch Lists

Although Denver Investments does not typically receive confidential information from portfolio companies, it may, if it receives such information take appropriate procedures to establish restricted or watch lists in certain securities.

Compliance may place certain securities on “restricted status.” Access Persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during any period they are listed. Compliance shall take steps to immediately inform all Access Persons of the securities classified as “restricted.” Compliance may place certain securities on “watch status.” Securities issued by companies about which a limited number of Access Persons possess material, nonpublic information should generally be placed on the watch status.

Gifts and Entertainment

Giving, receiving or soliciting gifts in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. In addition, gifts and entertainment may result in required reporting, especially as it relates to clients subject to ERISA and for employees registered with FINRA through ALPS Distributors Inc. Denver Investments has adopted the policies set forth below to guide Access Persons in this area.
•	Giving, receiving or soliciting gifts in a business may give rise to an appearance of impropriety or may raise a potential conflict of interest ;
•
Access Persons should not accept or provide any gifts or favors that might influence the decisions you or the recipient must make in business transactions involving Denver Investments, or that others might reasonably believe would influence those decisions;

•
Modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis. Entertainment that satisfies these requirements and conforms to generally accepted business practices also is permissible;

•	Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts of even nominal value, the law or rule must be followed.

Reporting Requirements

•
Any Access Person who gives or accepts, directly or indirectly, anything of value to/from any person or entity that does business with or on behalf of Denver Investments, including gifts and gratuities must be reported to Compliance. Typically gifts to one person/entity should not exceed $100 per year, except for promotional items of nominal value ($50 or less).

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•
This reporting requirement does not typically apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, you are accompanying the recipient or you are being accompanied by the person or representative of the entity. One exception to this exists for certain individuals who are associated with a Taft-Hartley plan. In these cases all gifts and entertainment to union-appointed trustees of Taft-Hartley funds should be reported to Compliance to ensure LM-10 reporting requirements are met by March 31 each year. Reporting is subject to a $250 deminimus exemption in the aggregate to one recipient during the fiscal year. For widely attended gatherings, the cost of these gatherings does not have to be reported if the cost per attendee is $125 or less.

•	This gift reporting requirement is for the purpose of helping Denver Investments monitor the activities of its employees.
•	Gifts made to charitable organizations on behalf of a client interest must be reported to Compliance for review.

Miscellaneous Items

Service as a Trustee

No Access Person shall serve as a Trustee for any client account without prior authorization by the CCO.

Service as a Director

No Access Person shall serve on the board of directors of any publicly traded company or in an investment related board role to any entity without prior authorization by the CCO based upon a determination that such board service would be consistent with the interest of Denver Investments’ clients.

Creditors Committees

No Access Person may serve on a creditor committee of a publicly traded company without prior authorization of the CCO in cases where it is part of the person's employment duties. If creditor committee service is authorized, the Access Person serving should adhere to the Insider Trading Policies with respect to information obtained in such a role.

Outside Employment

No member, officer or employee of Denver Investments shall be employed by, or accept compensation from any other person as a result of any business activity, other than a passive investment, outside the scope of his relationship with Denver Investments unless such person has provided prompt notice of such employment to Compliance, and, in the case of securities‑related employment or compensation, has received the prior written approval of the CCO. The Outside Positions form should be submitted within 10 calendar days of the commencement of employment and updated in a timely manner when necessary.

Administration

The Code of Ethics recordkeeping shall be maintained online in a company intranet application referred to as the Employee Trading System or “ETS.”

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Records

Compliance shall maintain and cause to be maintained in a readily accessible place the following records:
•	A copy of any code of ethics adopted by the firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;
•
A record of any violation of Denver Investments’ Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

•
A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, a Access Person which shall be retained for five years after the individual ceases to be a Access Person of Denver Investments;

•	A copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports;
•	A list of all persons who are, or within the preceding five years have been, Access Persons;
•
A record of any decision and reasons supporting such decision to approve an Access Persons' acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted.

Reporting Violations and Sanctions

Upon learning of a potential deviation or violation of the Code of Ethics, Compliance shall thereafter take such action as deemed appropriate.

Enforcement

In addition to the penalties described elsewhere in the Code of Ethics, upon discovering a violation of the Code of Ethics, Denver Investments may impose such sanctions as it deems appropriate, including without limitation, a letter of censure or suspension or termination of employment or personal trading privileges of the violator or disgorgement of any profits realized on certain transactions to the appropriate client(s), or alternatively to a charitable organization, as the CCO in his sole discretion shall determine.

Further Information

Access Persons should contact Compliance regarding any inquiries pertaining to the Code or the policies established herein.
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EXHIBIT A

DENVER INVESTMENTS
CODE OF ETHICS

ACKNOWLEDGEMENT

This form must be completed by all Access Persons annually.

I hereby acknowledge access to Denver Investments Code of Ethics via the intranet. I certify that I have read and understand the Code and recognize that I am subject to its provisions. I also certify that I have complied with the requirements of the Code of Ethics and have reported outside business positions and/or personal securities transactions required to be reported pursuant to the Code. I also acknowledge that I have reviewed the procedure manual, which is accessible via the intranet, and agree to comply with its policies.

I am not aware of any possible violations of the securities laws that I have not already reported.

I also acknowledge that I am not currently involved in any criminal actions, regulatory actions, or civil judicial actions (investment-related activity).

I acknowledge that, if applicable, I have received prior approval from Compliance if I am acting as a Trustee for a client.

Employee Name (please print)

Employee Signature	Date
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EXHIBIT B

DENVER INVESTMENTS
CODE OF ETHICS

ACCOUNT INFORMATION DETAIL

For all accounts in which you have any beneficial ownership, include the following information:

ACCOUNT NUMBER	ACCOUNT NAME	SECURITIES FIRM & ADDRESS

I have noted accounts over which I do not exercise any direct or indirect influence or control.

I certify that the above information is a complete list of all accounts in which I have a beneficial interest.

Employee Name (please print)

Employee Signature	Date
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EXHIBIT C

DENVER INVESTMENTS
CODE OF ETHICS

CERTIFICATION OF NON‑INFLUENCE AND NON‑CONTROL
OVER BENEFICIALLY OWNED ACCOUNTS

I understand that the provisions of the Denver Investments Code of Ethics do not apply to purchases or sales effected in any accounts for which I may be deemed a Beneficial Owner (under Section 16 of the Securities Exchange Act of 1934) if I do not exercise any direct or indirect influence or control over those accounts.

Listed below are my beneficially owned accounts over which I certify that I have no direct or indirect influence or control.

ACCOUNT NUMBER	ACCOUNT NAME	SECURITIES FIRM & ADDRESS

Employee Name (please print)

Employee Signature	Date
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EXHIBIT D

DENVER INVESTMENTS
CODE OF ETHICS

REQUEST FOR SPECIAL PRE-CLEARANCE

Name of Access Person:

Description of Investment Security:

Date of Request for Pre-clearance:

Please provide the details of the request for a special pre-clearance:

Signature:		Date:
Access Person

Disposition of Pre-clearance Request

[ ] Approved (state reason for approval)
[ ]Denied

Signature:	Date:

Comments:

Code of Ethics	Page 15 of 18

EXHIBIT E

DENVER INVESTMENTS
CODE OF ETHICS

CORPORATE AUTOMATIC INVESTMENT PLANS

This form must be completed by all Access Persons upon commencement of or change to a corporate automatic Investment Plan.

Please Provide the Following Information:

In accordance with the Code of Ethics, all Access Persons must provide the following information. Attach additional pages if necessary.

List all Corporate Automatic Investment Plans beneficially owned for all covered securities owned in such plans for which duplicate account information has not been provided to Denver Investments (see the Code of Ethics for explanations of the terms Covered Security and Beneficial Ownership):

SECURITY NAME	TICKER or CUSIP #	PERIODIC INVESTMENT AMOUNT	FREQUENCY

I request approval for the above Corporate Automatic Investment Plan (s).

Employee Name (please print)

Date:
Employee Signature

Approved by:

Date:
Compliance Committee Member
Code of Ethics	Page 16 of 18

EXHIBIT F

DENVER INVESTMENTS
CODE OF ETHICS

OUTSIDE POSITIONS

Please Provide the Following Information:

1.	List all positions held (director, officer, other) with for-profit entities other than Denver Investments:

ENTITY NAME	POSITION

2.	List all positions held with not-for-profit entities and whether you have investment recommendation responsibilities:

ENTITY NAME	POSITION	INVESTMENT RECOMMENDATIONS (Y/N)

I certify that the above information is accurate and complete to the best of my knowledge.

Employee Name (please print)

Date:
Employee Signature

Code of Ethics	Page 17 of 18